Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

STR HOLDINGS, INC.

It is hereby certified that:

FIRST: The name of the corporation is STR Holdings, Inc. (the “Corporation”).

SECOND: Article Fourth, Section (a) of the Certificate of Incorporation of the Corporation is hereby amended by adding the following immediately following the first sentence of said section:

“Effective upon the effectiveness of the Certificate of Amendment first inserting this sentence (the “Effective Time”), each two to five shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), shall be, and hereby are, reclassified and combined into one share of Common Stock (the “New Common Stock”), the exact ratio within such two to five share range to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation, provided that no fractional shares shall be issued in connection with such combination. Each outstanding stock certificate which immediately prior to the Effective Time represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock into which such shares of Old Common Stock have been reclassified and combined, rounded down to the nearest whole integer; provided that each holder of a stock certificate that represented Old Common Stock shall, upon the surrender of such certificate and submission of any letter of transmittal that may be requested by the Corporation, receive a new stock certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined. The Company shall not issue or deliver any fractional shares of New Common Stock. Each holder of New Common Stock that would have been entitled to receive fractional shares in connection with the foregoing combination shall be entitled to receive for any fractional interest, an amount in cash, without interest, determined by multiplying (i) such fractional share interest to which the holder would otherwise be entitled in connection with such combination by (ii) the closing sale price of the Common Stock on the trading day immediately prior to the Effective Time on (A) the New York Stock Exchange or (B) if the principal exchange on which the Common Stock is then traded is other than the New York Stock Exchange, such other exchange (in the case of either clause (A) or clause (B), as such price would be adjusted after giving effect to the foregoing combination). Shares of Common Stock that were outstanding prior to the Effective Time and that are not outstanding after the Effective Time shall be immediately retired and resume the status of authorized but unissued shares of Common Stock.”

THIRD: The foregoing amendment to the Certificate of Incorporation was duly adopted by the stockholders of the Corporation at a special meeting of the stockholders duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares required by statute and by the Certificate of Incorporation were voted in favor of the amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: On January 14, 2015, the Board of Directors of the Corporation determined that each three shares of the Corporation’s Old Common Stock, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one validly issued, fully paid and non- assessable share of New Common Stock. The Corporation publicly announced this ratio on January 26, 2015.

SIXTH: This Certificate of Amendment shall be effective at 5:00 P.M. (eastern time) on January 30, 2015.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed as of this January 30, 2015

STR HOLDINGS, INC.
By:	/s/ Robert S. Yorgensen

	Name:	Robert S. Yorgensen
	Title:	President and Chief Executive Officer